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                                                                    EXHIBIT 15.1




August 14, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Nabors Industries, Inc. and Subsidiaries Registration Statements on Form S-8, Form S-3, and Form S-4.

We are aware that our report dated July 24, 2001 on our review of the interim condensed consolidated financial information of Nabors Industries, Inc. and Subsidiaries as of and for the period ended June 30, 2001 and included in the Company's Form 10-Q for the quarter then ended is incorporated by reference in the Company's registration statements on Form S-8 (Registration Numbers 333-92483, 333-91829, 333-91743, 333-87069, 333-86289, 333-76077, 333-45446 and
333-11313), on Form S-3 (Registration Numbers 333-81137, 333-44532 and
333-59844) and on Form S-4 (Registration Numbers 333-84781 and 333-72397).




/s/ PricewaterhouseCoopers LLP